                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                           ---------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934


                                 Date of Report

                                  June 17, 1997


                               THE SHAW GROUP INC.
             (Exact name of registrant as specified in its charter)


 Louisiana                              0-22992                     72-1106167
 State or other jurisdiction of    (Commission File Number)    (IRS Employer
    incorporation)                                           Identification No.)

11100 Mead Road, 2nd Floor, Baton Rouge, Louisiana                70816
(Address of principal executive offices)                       (Zip Code)

Registrant's telephone number, including area code             (504) 296-1140

                                 Not Applicable
          (Former name or former address, if changed since last report)

ITEM 5.  Other Events.

     As previously reported in a Current Report on Form 8-K dated February 11, 1997, as amended by a Current Report on Form 8-K/A-1 dated April 9, 1997, on January 27, 1997, The Shaw Group Inc. ("Shaw") acquired (i) all of the outstanding stock of NAPTech, Inc. ("NAPTech") and (ii) the 335,000 square foot facility NAPTech leased from a related entity, Freeport Properties, L.C. Such acquisition (the "NAPTech Acquisition") is being accounted for as a pooling of interest, and will, therefore, result in a restatement of Shaw's financial statements for all periods presented. At its election, Shaw has chosen to set forth in this Current Report on Form 8-K certain restated financial statements and other related information that reflects the NAPTech Acquisition as a pooling of intersts. Such financial statements and other information, all attached hereto as Attachment A, are restated "Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations" and restated "Item 8. Financial Statements and Supplementary Data" from Shaw's Annual Report on Form 10-K for the fiscal year ended August 31, 1996.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

            (a)     Not applicable.

            (b)     Not applicable.

            (c)     Exhibits:

                      23.1     Consent of Arthur Andersen LLP

                      23.2     Consent of Hannis T. Bourgeois & Co., L.L.P.

                      27.1     Financial Data Schedule

                                 SIGNATURES
                                 ----------



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         THE SHAW GROUP INC.
                                         (Registrant)


Date:    June 17, 1997                   By: /s/ Edward L. Pagano
                                             ------------------------
                                             Edward L. Pagano
                                             Vice President
                                                and Chief Financial Officer

                              THE SHAW GROUP INC.


                                 EXHIBIT INDEX

                                    Form 8-K

                                 June 17, 1997


Exhibit Number                  Description                          Page No.

        23.1         Consent of Arthur Andersen LLP

        23.2         Consent of Hannis T. Bourgeois & Co., L.L.P.

        27.1         Financial Data Schedule

                                  ATTACHMENT A
                                  ------------

ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

The following analysis of the financial condition and results of operations of the Company should be read in conjunction with the Company's Consolidated Financial Statements, including the notes thereto.

Recent Acquisitions

On April 29, 1994, the Company acquired the business of Fronek Company, Inc. ("FCI"), an engineering firm with offices located in Englewood, New Jersey and Toronto, Canada, and F.C.I. Pipe Support Sales, Inc. ("PSSI"), a pipe support fabrication facility located in Longview, Texas. These acquisitions were completed through the issuance of 75,000 shares of the Company's Common Stock valued at $1.4 million and cash of $2.1 million. In addition, the Company agreed to issue options to acquire up to 57,000 shares of the Company's Common Stock and make additional cash payments up to $300,000 based on the future earnings of the Company's subsidiaries managed by the former owner of FCI and PSSI through 1997. See Note 3 to the Company's Consolidated Financial Statements.

On December 15, 1994, the Company acquired the 50% interest of the other participant in the Shaw-Formiconi joint venture located in Venezuela, together with the concurrent acquisition of certain land, buildings and other assets used by the venture. The total amount of the purchase price related to this acquisition, including the selling participant's share of joint venture profits, was approximately $2.9 million. The Company had previously accounted for its investment in the joint venture as an unconsolidated subsidiary under the equity method. Since December 15, 1994, the Venezuelan operation has operated as a wholly owned subsidiary and is included as a consolidated subsidiary in the Company's consolidated statements since that date. See Notes 3 and 5 to the Company's Consolidated Financial Statements.

On January 16, 1996, the Company purchased certain assets and assumed certain liabilities of Word, TS&M Corporation and T.N. Word and certain of Mr. Word's family members. The acquisition of Word increased the Company's production capacity and added a facility in Tulsa, Oklahoma. The total purchase price related to the acquisition was approximately $4.2 million, consisting of the issuance of 385,000 shares of the Company's Common Stock valued at $3.4 million and cash of approximately $750,000. See Note 3 of the Notes to Consolidated Financial Statements.

Effective March 1, 1996, the Company acquired all of the outstanding capital stock of APP, a leading United States manufacturer of specialty stainless and carbon steel pipe fittings and other stainless pipe products, and the assets of an APP-related entity, Speedline. In connection with the acquisition of APP, the Company issued 541,177 shares of the Company's Common Stock valued at $6.8 million and paid cash of $11.6 million. See Note 3 of the Notes to Consolidated Financial Statements.

On January 27, 1997, the Company acquired (i) all of the outstanding stock of NAPTech, Inc., a fabricator of industrial piping systems and engineered piping modules located in Clearfield, Utah, and (ii) the 335,000 square foot facility that NAPTech, Inc. leased from a related entity (collectively "NAPTech"). In connection with the acquisition, the Company issued 432,881 shares of the Company's common stock. The transaction was accounted for using the pooling-of-interests method, and accordingly the financial information for all periods presented has been restated to include the financial information of NAPTech.

Results of Operations

General

The following table sets forth, for the periods indicated, the percentages of the Company's sales that certain income and expense items represent.


                                                                         Year Ended August 31,
                                                                 1994             1995             1996


Sales                                                           100.0%            100.0%          100.0%
Cost of sales                                                    85.8              83.3            83.9
                                                                 ----              ----            ----
Gross profit                                                     14.2              16.7            16.1
General and administrative expenses                               9.6              10.5            10.7
                                                                  ---              ----            ----
Operating income                                                  4.6               6.2             5.4
Interest expense                                                 (1.8)             (2.2)           (1.9)
Other income, net                                                 0.2               0.2             0.3
                                                                  ---               ---             ---
Income before income taxes                                        3.0               4.2             3.8
Provision for income taxes                                        1.1               1.3             1.2
                                                                  ---               ---             ---
Income before earnings (losses) from
  unconsolidated entities                                         1.9               2.9             2.6
Earnings (losses) from unconsolidated entities                    0.6              (0.4)            0.1
                                                                  ---              ----             ---
Income before extraordinary item                                  2.5               2.5             2.7
Extraordinary item, less applicable income taxes                  0.3                .3              --
                                                                  ---               ---             ---
Net income                                                        2.8%              2.8%            2.7%
                                                                  ===               ===             ===


Fiscal 1996 Compared to Fiscal 1995

          Sales increased $92.5 million, or 58.9%, for fiscal 1996 to $249.4 million from $156.9 million for fiscal 1995. This increase was due primarily to increased sales for projects in the domestic chemical and refinery sectors and the international power sector, as well as to the acquisitions of Word and APP, which contributed approximately $15.6 million and $24.9 million, respectively, in sales from their respective dates of acquisition.

          The Company's sales by geographic region were as follows:

                                                        Fiscal 1995                   Fiscal 1996
                                                (in millions)      %          (in millions)         %
                                                -------------    ------       -------------     -------
Geographic Region:
  U.S.A.                                       $ 107.8            68.7%        $173.7            69.7%
  Far East/Pacific Rim                            24.3            15.5           39.6            15.9
  Middle East                                      4.2             2.7           21.4             8.6
  Latin America                                   20.5            13.1            2.6             1.0
  Europe                                            --              --            9.0             3.6
  Other                                            0.1             0.0            3.1             1.2
                                                ------           -----         ------           -----
                                                $156.9           100.0%        $249.4           100.0%
                                                ======           =====         ======           =====

The Company's sales by industry sector were as follows:


                                                        Fiscal 1995                  Fiscal 1996
                                                (in millions)      %          (in millions)       %
                                              -----------      --------       -------------    -------

Industry Sector:
  Power                                        $  59.2            43.8%       $  86.7            39.0%
  Refining                                        39.2            29.0           62.4            28.1
  Chemical                                        33.5            24.7           62.1            28.0
  Other                                            3.4             2.5           10.8             4.9
                                                 -----           -----          -----           -----
                                                 135.3           100.0%         222.0           100.0%
                                                                 =====                          =====
   Pooled Sales *                                 21.6                           27.4
                                                  ----                           ----
                                                $156.9                         $249.4
                                                ======                         ======


  * Sales by industry sector for the pooled entity, NAPTech, are not available.


          The gross margin for fiscal 1996 decreased to 16.1% from 16.7% for fiscal 1995. The decrease is attributable primarily to the decreased margins generated by NAPTech for fiscal 1996 compared to fiscal 1995. In addition, during fiscal 1996, the Company had a substantial decrease in sales and gross profits from the Company's Venezuelan facility, which historically has achieved higher gross margin percentages than the Company's domestic subsidiaries. The Company does not expect significant contributions in sales or profits, if any, from its Venezuelan subsidiary until at least the second quarter of fiscal 1997. These factors contributing to the decline in gross margins were partially offset by an increase in international projects with their generally higher profit margins, improvement in pricing in the domestic market and contributions from the APP and Word subsidiaries.

          General and administrative expenses were $26.7 million for fiscal 1996, compared to $16.5 million for the prior year. The $10.2 million increase was due primarily to the integration of Word and APP into Shaw's business and to the variable costs associated with the increased sales.

          Interest expense for fiscal 1996 was $4.8 million, up 39.2% from the $3.5 million incurred in fiscal 1995, primarily due to increased borrowing resulting from the expansion of business, billing delays, and the acquisitions of APP and Word in 1996. Beginning in the fourth quarter of fiscal 1995, the Company has benefitted from new loan and security agreements with commercial lenders and insurance companies, as well as an industrial revenue bond financing, that reduced overall interest rates applicable to the Company and helped reduce the impact of the aforementioned increased borrowings.

          The Company's effective tax rates for fiscal 1996 and 1995 were 31.9% and 31.1%, respectively. The increase in the fiscal 1996 tax rates, as compared to the same period the prior year, was primarily due to an increased proportion of the Company's net profit in the domestic market due in part to the integration of APP and Word into the Company's operations.

          Fiscal 1995 Compared to Fiscal 1994

          Sales increased by 19.7% for fiscal 1995 to $156.9 million from $131.1 million for fiscal 1994. Gross profit increased 40.7% to $26.2 million for fiscal 1995 from $18.6 million for fiscal 1994. Both sales and gross profits were positively impacted by the increase in international sales which have historically generated higher profit margins. International sales for fiscal 1995 included $9.4 million of sales by the Company's Venezuelan subsidiary, which became a wholly owned subsidiary in December 1994. In addition, fiscal 1995 sales included $10.2 million of sales by the Company's engineering and pipe support fabrication subsidiaries, which were acquired in April 1994.

                  The Company's sales by geographic region were as follows:

                                                    Fiscal 1995
                                            (in millions)        %
                                            ------------       -----
Geographic Region:
  U.S.A.                                     $ 107.8            68.7%
  Far East/Pacific Rim                          24.3            15.5
  Middle East                                    4.2             2.7
  Latin America                                 20.5            13.1
  Other                                          0.1             0.0
                                              ------           -----
                                              $156.9           100.0%
                                              ======           =====

          International sales by geographic region are not available for fiscal 1994.

          The Company's sales by industry sector were as follows:

                                  Fiscal 1994                   Fiscal 1995
                             (in millions)       %         (in millions)    %
                             ------------    -----          -----------   -----
Industry Sector:
  Power                       $ 57.7          51.0%         $ 59.2       43.8%
  Refining                      31.7          28.0            39.2       29.0
  Chemical                      20.4          18.0            33.5       24.7
  Other                          3.4           3.0             3.4        2.5
                                 ---           ---             ---        ---
                               113.2         100.0%          135.3      100.0%
                                             =====                      =====
  Pooled Sales *                17.9                          21.6
                              $131.1                        $156.9
                              ======                        ======

  * Sales by industry sector for the pooled entity, NAPTech, are not available.

          Gross margins for fiscal 1995 increased to 16.7% from 14.2% for fiscal 1994. This increase was due to higher margins on international projects, primarily attributable to work performed by the Company's Venezuelan subsidiary, as well as improvement in the domestic market in the third and fourth quarters of fiscal 1995. Fiscal 1994 gross margins were down due to a number of domestic projects that were adversely affected by competitive pricing, quick delivery requirements and/or productivity difficulties. These factors also impacted gross margins for the first and second quarters of fiscal 1995.

          General and administrative expenses for fiscal 1995 increased by $3.9 million to $16.5 million as compared to $12.6 million in fiscal 1994. This increase was due primarily to $1.5 million in additional overhead attributable to the Company's engineering and pipe support fabrication subsidiaries and a $1.2 million increase in overhead relating to the Company's international operations. The remaining $1.2 million increase was due primarily to variable costs associated with increased sales levels.

          The Company's effective tax rates for fiscal 1995 and fiscal 1994 were 31.1% and 38.0%, respectively. The decrease in fiscal 1995 from fiscal 1994 was primarily due to tax benefits derived from export sales and lower state income taxes.

Liquidity and Capital Resources

          Net cash used in operations was $22.0 million for fiscal 1996, compared to net cash provided by operations of $3.9 million for fiscal 1995. For fiscal 1996, net cash used in operations was a result primarily of increases of $16.7 million in receivables and $19.3 million in inventories, partially offset by an increase of $9.3 million in accounts payable.

          The increase in receivables was primarily attributable to a higher volume of sales activity for fiscal 1996. During the year, the Company experienced some billing delays due to an increased number of contracts with intricate and time consuming billing provisions. At the end of fiscal 1996, there has been a shift in the contract mix, and the Company has substantially eliminated these billing delays.

          Inventories increased due to the procurement of material for current and future sales activities, which are expected to exceed historical levels based upon the Company's backlog at August 31, 1996 of approximately $193.0 million. The increase in inventories was primarily financed by the increase in accounts payable and increases in the Company's revolving credit agreement.

          Net cash used in investing activities was $26.0 million for fiscal 1996, compared to $3.9 million for fiscal 1995. During fiscal 1996, the Company invested $0.8 million in cash in connection with the acquisition of Word and a net $8.7 million of cash in connection with the acquisition of APP. In addition, the Company purchased $18.5 million of property and equipment in fiscal 1996. Major property and equipment purchases include $2.3 million for an induction bending machine for the Company's subsidiary in Laurens, South Carolina; $2.6 million for an induction bending machine and $2.8 million of facility expansion for the Company's subsidiary in Walker, Louisiana; $2.0 million of assets at the Company's Venezuelan subsidiary; and $3.7 million of transportation equipment.

          Net cash provided by financing activities was $51.1 million for fiscal 1996, compared to $80,000 provided in fiscal 1995. For fiscal 1996, $31.4 million of cash was provided from the Company's revolving line of credit facility under the Company's loan and security agreement with its commercial lenders. The revolving line of credit facility has been used generally to provide working capital and fund fixed asset purchases and acquisitions. During fiscal 1996, the Company borrowed $22.2 million in term debt. The borrowings were used primarily to refinance $5.8 million of APP's debt, pay down $3.8 million of revolving debt and purchase two induction bending machines aggregating $4.9 million and transportation equipment totaling $2.8 million.

          Concurrent with the acquisition of APP, the Company amended its loan and security agreement with its commercial lenders to provide for a revolving line of credit of up to $70.0 million, depending upon the Company's collateral base (which consists primarily of certain eligible amounts of receivables and inventory) and up to $10.0 million in term loans at an interest rate based upon, at the Company's option, either the London Interbank Offering Rate ("LIBOR") plus 85 to 200 basis points or prime rate plus zero to 75 basis points, depending on certain financial ratios. Pursuant to the amended loan and security agreement, the Company makes daily draws against the line of credit to fund its cash disbursements. Repayments to the line of credit are made through a lockbox arrangement as the Company's customers remit payments on outstanding accounts receivable. The line of credit facility expires on March 31, 1999, and the term loans expire on March 31, 2001. The effective interest rate at August 31, 1996 for the line of credit and the term loans was 7.0%.

          In September 1995, the Company obtained industrial development bond financing of $4.0 million. Approximately $2.3 million of the bond proceeds were used to purchase a bending machine for the Laurens, South Carolina facility in November 1995. The remaining balance is held in short-term marketable securities until used for other capital improvements at such facility. The loan is due September 1, 2005 and is secured by a letter of credit issued under the loan and security agreement with the Company's commercial lenders. The loan has a variable interest rate, with the effective interest rate at August 31, 1996 being 3.95%.

          In addition, since February 29, 1996, the Company has obtained an aggregate of $16.9 million in term loans from a commercial lender and an insurance company. The loans, which are secured by equipment and real estate, have terms ranging from five to seven years and variable interest rates based upon LIBOR plus 160 basis points and 30-day commercial paper rates plus 190 and 235 basis points for the equipment and real estate loans, respectively. The effective rates at November 25, 1996 ranged from 7.10% to 7.74%.

On December 23, 1996, the Company closed the sale of 2,000,000 shares of its common stock, no par value (the "Common Stock"), in an underwritten public offering at a price of $21.00 per share, less underwriting discounts and commissions. On January 10, 1997, the underwriters for such offering exercised an option to purchase an additional 398,000 shares of Common Stock from the Company pursuant to such terms to cover over-allotments. The net proceeds to the Company, less underwriting discounts and commissions and other expenses of the offering, from the issuances of the 2,398,000 shares of Common Stock totaled approximately $47.0 million and will be used to repay outstanding amounts on the Company's line of credit, which has been used generally to provide working capital and fund fixed asset purchases and subsidiary acquisitions. Approximately $12.0 million of the Company's line of credit was used to fund a portion of the acquisition costs of Word and APP. Pending the use of the net proceeds from the Offering, such funds will be invested in short-term, interest-bearing, investment-grade securities.

          The Company believes that its current financing arrangements are sufficient to support its operations for the foreseeable future.

Material Changes in Financial Condition

          The Company's current assets increased by $63.8 million from $88.1 million at August 31, 1995 to $151.9 million at August 31, 1996. The increase resulted primarily from increases in inventories of $36.2 million and accounts receivable of $23.8 million. Receivables increased primarily due to increased sales levels and acquisitions, and inventories increased primarily due to current and future production requirements and acquisitions. At August 31, 1996, approximately $23.4 million of the inventories and $9.5 million of the receivables were attributable to the newly acquired Word and APP subsidiaries.

          Property and equipment increased by $34.0 million to $69.5 million at August 31, 1996 from $35.5 million at August 31, 1995. This increase resulted primarily from the $12.3 million of property and equipment acquired in the acquisition of APP, the $5.4 million of property and equipment acquired in the acquisition of Word, the purchase of two induction bending machines aggregating $4.9 million, $4.8 million in fixed asset additions relating to the expansion of the facilities for the Company's subsidiaries in Walker, Louisiana and Venezuela, and transportation equipment of $3.7 million.

          The Company's current liabilities increased $54.8 million from $49.2 million at August 31, 1995 to $104.0 million at August 31, 1996. The increase is due primarily to increases of $36.3 million in the revolving line of credit and $11.8 million in accounts payable. The increases in accounts payable and the revolving line of credit were used to finance the Company's increase in accounts receivable, inventories, fixed asset purchases and acquisitions.

Financial Accounting Standards Board Statements

          In December 1990, Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Post-Retirement Benefits Other Than Pensions" ("SFAS 106"), was issued and required to be adopted by the Company no later than fiscal 1994. The Company presently offers no post-retirement benefits which would be required to be reflected in its financial statements by SFAS 106.

     In November 1992, Statement of Financial Accounting Standards No. 112, "Employer's Accounting for Post-Employment Benefits" ("SFAS 112"), was issued and required to be adopted by the Company no later than fiscal 1995. The Company presently offers no post-employment benefits which would be required to be reflected in its financial statements by SFAS 112.

          In March 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", was issued and required to be adopted by the Company no later than the fiscal year ending August 31, 1997. The adoption of this new standard will not have a material impact on the Company's financial position or results of operations.

     In December 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") was issued which establishes, among other things, financial accounting and reporting standards for stock-based employee compensation plans. Entities may either adopt a "fair value based method" of accounting for an employee stock option as defined by SFAS 123 or may continue to use accounting methods as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees". Entities electing to remain with the accounting in APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS 123 had been applied. The Company expects to continue following APB Opinion No. 25 and make appropriate disclosures in the future in accordance with SFAS 123.

     In February 1997, Statement of Financial Accounting Standards No. 128 -- "Earnings Per Share" ("SFAS 128") was issued which establishes standards for computing and presenting earnings per share ("eps"). Under SFAS 128, primary eps is replaced with basic eps. Basic eps is computed by dividing income applicable to common shares by the weighted average shares outstanding; no dilution for any potentially convertible shares is included in the calculation. Fully diluted eps, now called diluted eps, is still required; however, when applying the treasury stock method, the average stock price is used rather than the greater of the average or closing stock price for the period. Under SFAS 128, basic eps and diluted eps for the years audited August 31, 1994 and 1995 were not materially different from the eps reported by the Company. For the year ended August 31, 1996, basic eps and diluted eps was $.70 and $.68, respectively. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997.

ITEM 8.  Financial Statements and Supplementary Data.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                        Page
                                                                        ----

Report of Independent Public Accountants                                    13

Consolidated Balance Sheets as of August 31, 1995 and 1996             14 - 15

Consolidated Statements of Income for the years ended
  August 31, 1994, 1995 and 1996                                            16

Consolidated Statements of Shareholders' Equity for the years
  ended August 31, 1994, 1995 and 1996                                      17

Consolidated Statements of Cash Flows for the years
  ended August 31, 1994, 1995 and 1996                                 18 - 19

Notes to Consolidated Financial Statements                             20 - 33

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of The Shaw Group Inc.:

                  We have audited the accompanying consolidated balance sheets of The Shaw Group Inc. (a Louisiana corporation) and subsidiaries as of August 31, 1995 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Shaw Group Inc. and subsidiaries as of August 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1996, in conformity with generally accepted accounting principles.


/s/  Arthur Andersen LLP          /s/  Hannis T. Bourgeois & Co., L.L.P.
------------------------          --------------------------------------

Arthur Andersen LLP               Hannis T. Bourgeois & Co., L.L.P.
New Orleans, Louisiana            Baton Rouge, Louisiana


May 16, 1997



                                       THE SHAW GROUP INC. AND SUBSIDIARIES
                                            CONSOLIDATED BALANCE SHEETS
                                          As of August 31, 1995 and 1996

                                                                             1995                1996
                                                                            ------              ------

                                                      ASSETS

Current assets:
  Cash and cash equivalents                                             $    783,783         $  2,967,342
  Accounts receivable, net--Note 7                                        51,459,471           75,241,111
  Receivables from unconsolidated entities--Note 5                         1,630,862              700,479
  Inventories--Notes 4 and 7                                              32,638,253           68,878,231
  Prepaid expenses                                                           693,318            2,440,503
  Deferred income taxes--Note 8                                              857,400            1,634,817
                              -                                           ----------          -----------
         Total current assets                                             88,063,087          151,862,483

Investment in unconsolidated entities--Note 5                              1,824,448            1,920,880

Property and equipment--Notes 6 and 10:
  Transportation equipment                                                 1,031,567            4,685,200
  Furniture and fixtures                                                   4,145,536            6,155,724
  Machinery and equipment                                                 16,649,456           36,299,786
  Buildings and improvements                                               9,355,723           18,268,904
  Assets acquired under capital leases                                     2,693,616              896,677
  Land                                                                     1,611,030            3,201,626
                                                                          ----------          -----------
                                                                          35,486,928           69,507,917
Less: Accumulated depreciation (including amortization
  of assets acquired under capital leases)                                (8,258,030)         (12,065,574)
                                                                          ----------          -----------
                                                                          27,228,898           57,442,343

Note receivable from related party--Notes 3 and 15                                --              625,000

Other assets, net--Notes 3 and 15                                          3,968,005            6,652,738
                                                                        ------------         ------------
                                                                        $121,084,438         $218,503,444
                                                                        ============         ============


                                   (Continued)



        The accompanying notes are an integral part of these statements.



                                       THE SHAW GROUP INC. AND SUBSIDIARIES
                                            CONSOLIDATED BALANCE SHEETS
                                          As of August 31, 1995 and 1996

                                                                                 1995              1996
                                                                                 ----              ----
                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Outstanding checks in excess of bank balance                             $      781,185    $    3,104,746
  Accounts payable--Note 15                                                    17,152,567        28,905,023
  Accrued liabilities                                                           6,311,626         9,412,963
  Current maturities of long-term debt--Note 6                                  4,902,281         4,865,038
  Revolving line of credit--Note 7                                             16,501,285        52,796,148
  Current portion of obligations under capital
    leases--Note 10                                                               481,411            68,143
  Deferred revenue--prebilled                                                     902,004         1,839,689
  Advanced billings                                                             2,135,820         2,990,631
                                                                               ----------         ---------
         Total current liabilities                                             49,168,179       103,982,381

Long-term debt, less current maturities--Note 6                                11,008,644        36,795,386

Obligations under capital leases, less current
  portion--Note 10                                                                709,547            44,696

Deferred income taxes--Note 8                                                     842,174         1,635,702

Shareholders' equity--Notes 9 and 12:
  Preferred stock, no par value, 5,000,000 shares
    authorized, no shares issued and outstanding                                       --                --
  Common stock, no par value, 50,000,000 shares
    authorized; 15,606,924 and 16,619,099 shares
    issued in 1995 and 1996; 8,944,008 and 9,956,183
    shares outstanding in 1995 and 1996                                        45,871,001        56,849,127
  Retained earnings                                                            20,312,728        26,023,987
  Treasury stock, 6,662,916 shares                                             (6,827,835)       (6,827,835)
                  ---------                                                    ----------        ----------
         Total shareholders' equity                                            59,355,894        76,045,279
                                                                               ----------        ----------
                                                                             $121,084,438      $218,503,444
                                                                             ============      ============


        The accompanying notes are an integral part of these statements.


                                       THE SHAW GROUP INC. AND SUBSIDIARIES

                                         CONSOLIDATED  STATEMENTS  OF INCOME For
                                the Years Ended August 31, 1994, 1995 and 1996

                                                        1994                  1995              1996
                                                       -----                 -----             ------

Income:
  Sales                                             $131,145,311          $156,921,769      $249,358,437
  Cost of sales                                      112,515,393           130,714,344       209,210,668
                                                     -----------           -----------       -----------
Gross profit                                          18,629,918            26,207,425        40,147,769

General and administrative expenses                   12,630,056            16,459,916        26,679,302
                                                      ----------            ----------        ----------
         Operating income                              5,999,862             9,747,509        13,468,467

Interest expense                                      (2,364,999)           (3,465,454)       (4,823,336)
Other income, net                                        303,828               244,315           922,839
                                                      ----------             ---------         ---------
                                                      (2,061,171)           (3,221,139)       (3,900,497)
                                                      ----------            ----------        ----------

Income before income taxes                             3,938,691             6,526,370         9,567,970

Provision for income taxes--Note 8                     1,494,873             2,026,552         3,053,703
                                 -                     ---------             ---------         ---------

Income before earnings (losses) from
  unconsolidated entities                              2,443,818             4,499,818         6,514,267

Earnings (losses) from unconsolidated
  entities--Note 5                                       792,144              (587,569)          102,931
                 -                                     ---------              --------           -------

Income before extraordinary item                       3,235,962             3,912,249         6,617,198

Extraordinary item, less applicable
  income taxes of $204,000 in 1994 and
  $-0- in 1995 -- Note 2 and 6                           370,455               490,625             --
                                                       ---------             ---------         ---------
  Net income                                        $  3,606,417          $  4,402,874      $  6,617,198
                                                    ============          ============      ============

Earnings per common share--Note 12:
  Income before extraordinary item                  $        .40          $        .44      $        .68
  Extraordinary item                                         .05                    05             --
                                                    ------------          ------------      ------------
  Net income                                        $        .45          $        .49      $        .68
                                                    ============          ============      ============


        The accompanying notes are an integral part of these statements.



                      THE SHAW GROUP INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               For the Years Ended August 31, 1994, 1995 and 1996


                                                       Common Stock                 Treasury Stock                           Total
                                                       -------------                --------------        Retained     Shareholders'
                                                 Shares         Amount        Shares        Amount        Earnings       Equity
                                                 ------         ------        ------        ------        --------       ------

Balance, September 1, 1993                      12,264,916     $  748,713     5,789,041   ($1,977,835)   $13,609,204    $12,380,082
Pooling of interest                                 90,320      1,952,285        --            --         (1,056,491)       895,794
                                                -----------------------------------------------------------------------------------
Balance, September 1, 1993 (Restated)           12,355,236      2,700,998     5,789,041    (1,977,835)    12,552,713     13,275,876
  Net income                                        --              --            --            --         3,606,417      3,606,417
  Share purchase                                    --              --          873,875    (4,850,000)        --         (4,850,000)
  Share sale                                     2,875,000     37,612,721         --            --            --         37,612,721
  Shares issued to acquire
  F.C.I. Pipe Support
  Sales, Inc. - Note 3                              75,000      1,350,000         --            --            --          1,350,000
  Pooled entity:
     Share sale                                     14,341        200,000         --            --            --            200,000
     Dividend                                       --              --            --            --          (124,276)      (124,276)
                                                -----------------------------------------------------------------------------------
Balance, August 31, 1994                        15,319,577     41,863,719     6,662,916   ($6,827,835)    16,034,854     51,070,738
  Net income                                        --              --            --            --         4,402,874      4,402,874
  Pooled entity:
    Share sale                                     193,555      2,699,283         --            --            --          2,699,283
    Dividend                                        --             --             --            --          (125,000)      (125,000)
    Conversion of note payable, redeemable
    preferred stock and cumulative redeemable
    preferred stock dividends to common stock       93,792      1,307,999         --            --             --         1,307,999
                                                -----------------------------------------------------------------------------------
Balance, August 31, 1995                        15,606,924     45,871,001     6,662,916    (6,827,835)    20,312,728     59,355,894
  Net income                                        --             --             --            --         6,617,198      6,617,198
  Shares issued to acquire
  Word - Note 3                                    385,000      3,401,900         --            --             --         3,401,900
  Shares issued to acquire
  APP--Note 3                                      541,177      6,724,712         --            --             --         6,724,712
  Exercise of options                               45,125        281,514         --            --             --           281,514
  Pooled entity:
      Net loss not included in reporting
      period - Note 3                                --            --             --            --         (905,939)       (905,939)
      Share sale                                    40,873        570,000         --            --              --          570,000
                                                -----------------------------------------------------------------------------------
Balance, August 31, 1996                        16,619,099    $56,849,127     6,662,916   $(6,827,835)   $26,023,987    $76,045,279
                                                ==========    ===========     =========   ============   ===========     ==========


        The accompanying notes are an integral part of these statements.


                                       THE SHAW GROUP INC. AND SUBSIDIARIES

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS For
                                the Years Ended August 31, 1994, 1995 and 1996

                                                                 1994                 1995               1996
                                                                 ----                 ----               ----

Cash flows from operating activities:
  Net income                                                  $ 3,606,417         $ 4,402,874        $ 6,617,198
  Net loss not included in reporting period - Note 3               --                 --              (  905,939)
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities:
    Depreciation and amortization                               2,094,399           2,982,056          4,992,087
    Provision (benefit) for deferred
      income taxes                                               (211,200)            871,559         (2,802,430)
    (Earnings) losses from unconsolidated
      entities                                                   (792,144)            663,569           (102,931)
    Translation loss                                             --                  --                  863,822
    Gain on sale of marketable securities                        --                  --                 (855,047)
    Other                                                        (303,750)           (301,781)          (251,170)
 Changes in assets and liabilities, net of effects of acquisitions:
    (Increase) in receivables                                 (13,563,089)         (9,016,718)       (16,658,477)
    (Increase) in inventories                                  (2,632,420)         (4,206,489)       (19,337,381)
    (Increase) decrease in other current
      assets                                                       74,337             (76,666)        (1,479,433)
    (Increase) in other assets                                   (200,713)         (1,004,108)          (851,173)
    Increase (decrease) in accounts payable                    (1,672,987)          6,597,886          9,305,533
    Increase (decrease) in deferred
      revenue--prebilled                                         (288,563)            156,014            937,685
    Increase (decrease) in accrued
      liabilities                                              (2,314,563)            663,406         (2,295,054)
    Increase in advanced billings                              --                   2,135,820            854,811
                                                              -----------           ---------            -------
Net cash provided by (used in)
    operating activities                                      (16,204,276)          3,867,422        (21,967,899)

Cash flows from investing activities:
  Investment in unconsolidated entities                        (1,316,408)           (381,678)            95,513
  Dividends received from unconsolidated
    entities                                                      350,000             --                --
  Investment in subsidiaries, net of
    cash received                                              (2,101,909)           (482,243)        (9,516,276)
  Proceeds from sale of property and
    equipment                                                       9,536              70,285          1,702,573
  Purchase of property and equipment                           (5,880,222)         (5,810,465)       (18,478,171)
  Purchase of marketable securities                              (920,411)           (269,351)        (1,433,143)
  Cash transferred (to) from escrow fund                         (802,000)          1,295,000          --
  Purchase of other assets                                        (64,274)            ( 7,596)         --
  Proceeds from sale of marketable
    securities                                                  --                  1,694,070          2,288,190
  Issuance of note receivable to a
    related party                                               --                  --                  (625,000)
                                                              -----------          -----------        -----------
Net cash used in investing activities                         (10,725,688)         (3,891,978)       (25,966,314)

                                   (Continued)

        The accompanying notes are an integral part of these statements.



                                                                  1994                1995              1996
                                                                  ----                ----              ----

Cash flows from financing activities:
  Net proceeds (repayments) from
    revolving credit agreement                                 (1,435,831)         (9,534,617)        31,440,326
  Proceeds from issuance of debt                                3,401,808          13,786,912         22,244,181
  Repayment of debt and leases                                (11,876,187)         (5,779,974)        (5,787,667)
  Dividend from pooled entity                                      --                (105,000)             --
  Increase (decrease) in outstanding
    checks in excess of bank balance                             (380,255)            380,734          2,323,561
  Purchase of treasury stock                                   (1,000,000)             --                  --
  Issue common stock                                           37,819,309           1,330,883            851,514
                                                               ----------           ---------        -----------
 Net cash provided by financing activities                     26,528,844              78,938         51,071,915
  Effects of exchange rate changes
    on cash                                                        --                  --               (954,143)
                                                               ----------          ----------        -----------
Net increase (decrease) in cash                                  (401,120)             54,382          2,183,559

Cash and cash equivalents--beginning
  of year                                                       1,130,521             729,401            783,783
                                                              -----------         -----------        -----------
Cash and cash equivalents--end of year                        $   729,401         $   783,783        $ 2,967,342
                                                              ===========         ===========        ===========

Supplemental disclosures:

Cash payments for:
  Interest                                                    $ 2,439,661         $ 3,467,508        $ 4,865,283
                                                              ===========         ===========        ===========
  Income taxes (refund)                                       $ 3,154,148        ($ 2,370,260)       $ 7,712,620
                                                              ===========        ============        ===========

Noncash investing and financing activities:
  Property and equipment acquired through
    issuance of debt                                          $   384,852       $     104,963       $     15,300
                                                              ===========       =============       ============
  Investment in subsidiaries acquired
    through issuance of common stock                          $ 1,350,000       $      --           $ 10,126,613
                                                              ===========       =============       ============
  Treasury stock acquired through issuance
    of debt                                                   $ 3,850,000       $      --           $     --
                                                              ===========       =============       ============
  Investment in unconsolidated entities
    through reduction in receivables                          $    --           $   1,015,000       $     89,014
                                                              ===========       =============       ============
  Property and equipment acquired through
    recovery of investment in
    unconsolidated subsidiary                                 $    --           $   1,075,300       $     --
                                                              ===========       =============       ============
  Other assets acquired through issuance
    of debt                                                   $    --           $      --           $  2,131,515
                                                              ===========       =============       ============
  Acquisition of assets and assumption of
    liabilities in exchange for a contract payable            $   900,000       $      --           $     --
                                                              ===========       =============       ============
  Conversion of note payable,  contract payable,
   redeemable preferred stock and
   cumulative preferred stock dividends
   to common stock                                            $    --           $   2,676,399       $     --
                                                              ===========       =============       ============


        The accompanying notes are an integral part of these statements.

                      THE SHAW GROUP INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--Summary of Significant Accounting Policies

 Principles of Consolidation

         The consolidated financial statements include the accounts of The Shaw Group Inc. (a Louisiana corporation) and its wholly-owned subsidiaries (the Company). All material intercompany accounts and transactions have been eliminated in these financial statements. The financial statements have been restated to include the accounts of the acquisition of an entity (See Note 3) which was accounted for using the pooling-of-interests method.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Nature of Operations

         The Company is a supplier of industrial piping systems for new construction and retrofit projects throughout the world, primarily for customers in the electric power, refining and chemical industries. The Company offers comprehensive design and engineering services, piping system fabrication, manufacturing and sale of speciality pipe fittings and design and fabrication of pipe support systems. The Company's operations are conducted through nine fabrication facilities, two engineering offices and one manufacturing facility.

Cash and Cash Equivalents

         For purposes of reporting cash flows, all highly liquid investments with a maturity of three months or less when purchased are cash equivalents.

Accounts Receivable and Credit Risk

         The Company's customers include major multi-national construction and engineering firms and industrial corporations. Work is performed under contract and the Company believes that its credit risk is minimal. The Company grants short-term credit to its customers.

         During 1996, the Company established an allowance for doubtful accounts and contract adjustments. The reserve balance as of August 31, 1996 is $920,000. Charges to this allowance were not material during fiscal 1996. Prior to 1996, uncollectible accounts receivable and contract adjustments were charged directly against earnings when they were determined to be uncollectible. Charge-offs have not been material. The use of this method did not result in a material difference from the valuation method required by generally accepted accounting principles.

Inventories

         Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) cost method in 1996 and the average cost method in 1995 and 1994. The effect of changing from the average to the FIFO cost method during 1996 was not material.

Work in Process

         Work in process includes primarily the costs accumulated in the fabrication process for units only partially completed.

  Property and Equipment

         Property and equipment is recorded at cost. Additions and improvements are capitalized. Maintenance and repair expenses are charged to income as incurred. The cost of property sold or otherwise disposed of and the accumulated depreciation thereon are eliminated from the property and related accumulated depreciation accounts, and any gain or loss is credited or charged to income.

         For financial reporting purposes, depreciation is provided by utilizing the straight-line method over the following estimated useful service lives:

         Transportation Equipment              5-15 Years
         Furniture and Fixtures                3-7  Years
         Machinery and Equipment               3-18 Years
         Buildings and Improvements            8-40 Years

  Income Taxes

         The Company provides for deferred taxes in accordance with FASB Statement 109, which requires an asset and liability approach for measuring deferred tax assets and liabilities due to temporary differences existing at year end using currently enacted tax rates.

  Revenues

         Revenue on fabrication contracts is generally recognized upon the completion of an individual spool of production. A spool consists of piping materials and associated shop labor to form a pre-fabricated unit according to contract specifications. During the fabrication process, all direct and indirect costs related to the fabrication process are capitalized as work in process inventory. Capitalized costs are charged to earnings upon completion of the fabrication process for each spool. Spools are generally shipped to job site locations when complete.

         The Company also contracts with certain customers on a fixed price basis. Revenue is recognized as spools are completed. Costs and estimated earnings in excess of billings included in accounts receivable totaled $1,943,128 and $5,597,175 for the years ended August 31, 1995 and 1996, respectively. Billings in excess of costs and estimated earnings for both years are not material.

         Profit related to prebilled materials is deferred until the fabrication of the spools is completed.

  Intangible Assets

         Intangible assets represent the excess of the purchase price of acquisitions over the fair value of the net assets acquired. Such excess costs are being amortized on a straight-line basis over a twenty year period. The Company periodically assesses the recoverability of the unamortized balance based on expected future profitability and undiscounted future cash flows of the acquisitions and their contribution to the overall operation of the Company.

 Reclassifications

         Certain reclassifications have been made to the prior year's financial statements in order to conform to current reporting practices.

  New Accounting Standards

         In 1995, Statement of Financial Accounting Standards No. 121--"Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" was issued and required to be adopted by the Company no later than the fiscal year ending August 31, 1997. Management believes that such adoption will not have a material effect on the Company's financial statements taken as a whole.

         Also in 1995, Statement of Financial Accounting Standards No. 123--"Accounting for Stock-Based Compensation" (the "Statement") was issued which establishes, among other things, financial accounting and reporting standards for stock-based employee compensation plans. Entities may either adopt a "fair value based method" of accounting for an employee stock option as defined by the Statement or may continue to use accounting methods as prescribed by APB Opinion No. 25--"Accounting for Stock issued to Employees." Entities electing to remain with the accounting in APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in the Statement had been applied. The Company expects to continue following APB Opinion No. 25 and make appropriate disclosures in the future in accordance with the Statement.

     In February 1997, Statement of Financial Accounting Standards No. 128 -- "Earnings Per Share" ("SFAS 128") was issued which establishes standards for computing and presenting earnings per share ("eps"). Under SFAS 128, primary eps is replaced with basic eps. Basic eps is computed by dividing income applicable to common shares by the weighted average shares outstanding; no dilution for any potentially convertible shares is included in the calculation. Fully diluted eps, now called diluted eps, is still required; however, when applying the treasury stock method, the average stock price is used rather than the greater of the average or closing stock price for the period. Under SFAS 128, basic eps and diluted eps for the years audited August 31, 1994 and 1995 were not materially different from the eps reported by the Company. For the year ended August 31, 1996, basic eps and diluted eps was $.70 and $.68, respectively. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997.

Note 2--Initial Public Offering

         In December 1993, the Company completed the initial public offering (the "IPO") of its common stock. The Company issued 2,875,000 shares at $14.50 per share. Net proceeds to the Company, after underwriting discounts and commissions and other expenses of the offering, were approximately $38 million. The net proceeds from the offering were used primarily to repay the Company's outstanding indebtedness. As a result of its early retirement of certain debt instruments, the Company recognized an extraordinary gain of approximately $370,000 (net of income tax).

Note 3--Acquisitions

         On April 29, 1994, the Company acquired the business of Fronek Company, Inc. (FCI), an engineering firm with offices located in Englewood, New Jersey and Toronto, Canada, and F.C.I. Pipe Support Sales, Inc. (PSSI), a pipe support fabrication facility in Longview, Texas. These acquisitions were completed through the issuance of 75,000 shares of the Company's common stock valued at $1,350,000 and cash of $2,130,524. In addition, the Company agreed to issue options to acquire up to 57,000 shares of common stock and additional cash payments up to $300,000 based on the future earnings of the Company's subsidiaries managed by the former owner through 1997. These acquisitions were accounted for using the purchase method of accounting. The excess of cost over the estimated fair value of the net assets acquired of $1,565,912, included in other assets, is being amortized over twenty years using the straight-line method. The pro forma effect of this acquisition, as though it had occurred at the beginning of year ended August 31, 1994, is not material to the operating results of the Company.

         On December 15, 1994, the Company acquired the 50% interest of the other participant in the Shaw-Formiconi joint venture located in Venezuela, together with the concurrent acquisition of certain land, buildings and other assets used by the venture. The total amount of the purchase price related to this acquisition, including the selling participant's share of joint venture profits, was approximately $2,900,000. The purchase method was used to account for the acquisition. The

$926,825 of excess cost over the estimated fair value of the assets acquired, which is included in other assets, is being amortized over twenty years using the straight-line method. The name of the wholly-owned continuing entity is Manufacturas Shaw South America, C.A.

         On January 16, 1996, the Company's newly formed, wholly-owned subsidiary, Word Industries Fabricators, Inc. (Word), purchased certain assets and assumed certain liabilities from Word Industries Pipe Fabricating, Inc.
(WIPF), TS&M Corporation and T.N. Word and certain of his family members. The acquisition was completed through the issuance of 385,000 shares of the Company's common stock valued at $3,442,000 and cash of $503,000. Acquisition costs of $246,000 were incurred by the Company. The purchase method was used to account for the acquisition. The purchase price has been allocated to the estimated fair value of assets acquired and liabilities assumed at the date of acquisition as follows:

         Property and Equipment              $5,405,000
         Notes Payable                         (294,000)
         Accrued Liabilities                   (306,000)
         Deferred Income Taxes                 (614,000)
                                               --------
         Purchase Price                      $4,191,000
                                             ==========

         The operating results of Word have been included in the consolidated statements of income from the date of acquisition.

         In addition to the transactions described above, the Company agreed to loan WIPF an aggregate of $1,725,000 pursuant to two separate loan agreements, each dated as of January 15, 1996, one in the amount of $625,000 and the other in the amount of $1,100,000. The $625,000 loan has been funded and is secured by a pledge of 115,000 shares of the Company's common stock received by WIPF in connection with the acquisition. The $1,100,000 loan will be secured by (i) a mortgage covering an approximately 6-acre tract of land in Tulsa, Oklahoma and
(ii) a mortgage covering an approximately 12-acre tract of land in Tulsa, Oklahoma. This $1,100,000 loan had not been funded as of August 31, 1996.

         Effective March 1, 1996, the Company purchased all of the outstanding capital stock of Alloy Piping Products, Inc. (APP), a leading U.S. manufacturer of specialty stainless and carbon steel pipe fittings and other stainless pipe products, and the assets of an APP-related entity, Speedline, a Louisiana partnership (Speedline). The acquisition was completed through the issuance of 541,177 shares of the Company's common stock valued at $6,765,000 and cash of $11,280,000. Acquisition costs of $366,000 were incurred by the Company. The purchase method was used to account for the acquisitions. The purchase price has been allocated to the estimated fair value of assets purchased and liabilities assumed at the date of acquisition as follows:

         Accounts Receivable                                     $ 6,751,000
         Inventory                                                16,923,000
         Other Current Assets                                        268,000
         Property and Equipment                                   12,253,000
         Other Assets                                                222,000
         Revolving Line of Credit                                 (4,855,000)
         Notes Payable                                            (5,789,000)
         Accounts Payable and Accrued Liabilities                 (8,117,000)
         Deferred Income Taxes                                    (2,205,000)
                                                                  ----------
         Purchase price (net of cash received of $2,960,000)     $15,451,000
                                                                  ===========

         The operating results of APP have been included in the consolidated statements of income from the effective date of acquisition.

     In addition, in connection with the Company's acquisition of APP and Speedline, options to acquire an aggregate of 85,000 shares of the Company's common stock at an exercise price of $19.50 per share were issued. The options are exercisable in 25% increments on each April 5, 1997, 1998, 1999 and 2000 based upon continued employment of the recipients by the Company.

         On January 27, 1997, the Company completed the acquisition of NAPTech, Inc., a fabricator of industrial piping systems and engineered piping modules located in Clearfield, Utah. The Company issued 432,881 shares of its Common Stock in exchange for NAPTech, Inc. and the 335,000 square foot facility that NAPTech , Inc. had leased from a related entity (collectively, "NAPTech"). The transaction was accounted for using the pooling-of-interests method; and accordingly, the financial information for all prior periods presented herein have been restated to include financial information of NAPTech.

         Because the fiscal periods of the Company and NAPTech were not the same, NAPTech's financial statements for its 1996 fiscal year were recast from the twelve months ended March 31, 1996 to the twelve months ended June 30, 1996. As a result, sales and losses of NAPTech for April, May, and June 1995, which amounted to $3,811,400 and $905,939 respectively, have been excluded from the restated statements of income for fiscal 1996.

         The financial statements of the Company for the years ended August 31, 1994 and 1995 have been restated to reflect NAPTech's combined financial statements for the years ended April 1, 1994 and March 31, 1995, respectively.

         The following is a reconciliation of the amounts of sales and net income previously reported (in the Company's Annual Report on Form 10-K for the year ended August 31, 1996) to the restated financial information for all prior periods presented herein:

                            Year Ended          Year Ended          Year Ended
                        August 31, 1994      August 31, 1995     August 31, 1996
                        ---------------      ---------------     ---------------
Sales
-----
As previously reported    $113,176,824         $135,264,643        $222,017,437
NAPTech                     17,968,487           21,657,126          27,341,000
                            ----------           ----------          ----------
As restated               $131,145,311         $156,921,769        $249,358,437
                          ============         ============        ============

Net Income
----------
As previously reported    $  3,378,834         $  4,266,045        $  8,776,498
NAPTech                        227,583              136,829         ( 2,159,300)
                          ------------         ------------        ------------
As restated               $  3,606,417         $  4,402,874        $  6,617,198
                          ============         ============        ============

         The following summarized unaudited income statement data reflects the impact the above acquisitions accounted for as a purchase would have had on the Company's results of operations if the Shaw-Formiconi transaction had taken place on September 1, 1993 and the Word and APP acquisitions had taken place on September 1, 1994:

                       Unaudited Pro-forma Results for the Year Ended August 31,
                       ---------------------------------------------------------
                                  1994              1995              1996
                                  ----              ----              ----

Gross revenue                $138,480,895       $237,401,682     $292,626,338
                             ============       ============     ============
Net income                   $  4,398,561       $  7,721,968     $  6,850,667
                             ============       ============     ============
Earnings per common share    $      0 .55       $       0.78     $       0.67
                             ============       ============     ============

Note 4--Inventories

         The major components of inventories consist of the following:

                                                   August 31,
                                             ------------------------
                                             1995                1996
                                             ----                ----

Finished Goods                           $ 2,023,748         $23,138,238
Raw Materials                             22,720,952          34,241,467
Work In Process                            7,893,553          11,498,526
                                         -----------          ----------
                                         $32,638,253         $68,878,231
                                         ===========         ===========

Note 5--Investment in Unconsolidated Entities

         During the years ended August 31, 1994 and 1995, the Company invested $250,000 and $1,880,000, respectively in Shaw-Nass Middle East, W.L.L., the Company's Bahrain joint venture ("Shaw-Nass"). The Company owns 49% of Shaw-Nass and accounts for this investment on the equity basis. As such, during the years ended August 31, 1994, 1995, and 1996 the Company recognized earnings (losses) of $-0-, ($205,968) and $102,931 respectively from Shaw-Nass. No distributions have been received through August 31, 1996 from Shaw-Nass. In addition, as of August 31, 1995 and 1996, the Company had outstanding receivables from Shaw-Nass totaling $1,630,862 and $700,479 respectively. These receivables relate primarily to inventory and equipment sold to Shaw-Nass.

         As discussed in Note 3, the Company purchased the 50% interest of the other participant in its Venezuelan joint venture, together with the concurrent acquisition of certain land, buildings and other assets used by the venture. The Company had previously accounted for its investment in the joint venture as an unconsolidated subsidiary under the equity method and had recognized net income of approximately $792,000 during the year ended August 31, 1994 and $29,000 during the period from September 1 to December 15, 1994.

         In February 1994, the Company entered into a joint venture agreement with Sino-Thai Engineering and Construction Co., Ltd. and PAE (Thailand) Company Limited for the formation of Shaw Asia Company, Ltd. (Shaw Asia) to construct and operate a pipe fabrication facility in Thailand. During the year ended August 31, 1994, the Company recognized no income from Shaw Asia as its operations were not significant. During the year ended August 31, 1995, the venture did not achieve the desired level of activity, and the Company withdrew from the joint venture. In conjunction with the withdrawal, the Company recovered approximately $1.1 million in equipment from the joint venture which reduced its net investment to approximately $400,000. The remaining balance was charged off.

Note 6--Long-Term Debt

         Long-term debt consisted of:
                                                                                                       August 31,
                                                                                               ------------------------
                                                                                               1995                1996
                                                                                               ----                ----

Notes payable to insurance  companies;  variable  interest rates based on 30-day commercial  paper  rates plus 190 to 235 basis  points  ranging  from 7.26% to
  7.74%  as of  August  31,  1996;  payable  in  monthly  installments  based on amortization  over the  respective  note  lives;  maturing  from 2001 to 2005;
  secured  by  property  and  equipment  with an  approximate  net book value of
  $20,253,000 as of August 31, 1996 and guaranties by the Company and
  certain subsidiaries of the Company                                                        $7,089,437        $15,971,239

                                       25


Note payable to a bank;  variable  interest  rate  based upon  London  Interbank
  Offering  Rate  (LIBOR)  plus 85 to 200 basis  points  depending  upon certain financial  ratios.  Interest  rate as of August 31, 1996 was 7.0%;  60 monthly principal  payments of $50,000 through May 31, 2000; secured by equipment with an approximate net book value of $2,832,000 as of
  August 31, 1996                                                                             2,900,000         2,300,000

Note payable to a bank,  interest at 9.36%,  payable in monthly  installments of
  $39,559 through May 10, 2001,
  collateralized by accounts receivable and equipment.                                        2,917,182         2,853,078

Note with interest at 8.5%,  payable in monthly  installments of $17,183 through
1999 with the remaining principal balance due
on January 1, 2000, secured by land and a building                                            1,827,852         1,856,680

Note payable to a corporation; interest payable
  quarterly at 60% of prime rate; repayable in annual
  installments through December 15, 1995, unsecured                                             580,000              --

Note payable to a bank; interest payable annually at LIBOR plus 1.6%; payable in
  28 annual installments of $264,286 with remaining balance due in 2003; secured by equipment with an approximate net
  book value of $8,757,000                                                                         --           7,400,000

Mortgages  payable to a bank;  interest  payable  monthly at 8.375%;  95 monthly payments of $9,850 and  $26,935  with  remaining  balance due on June 1, 2002;
  secured by real property with an approximate  net book value of $2,074,000 and deposits at financial institutions
  with an approximate value of $2,010,000                                                          --           3,432,531

South Carolina  Revenue  Bonds  payable;  principal  due in 2005;  interest paid monthly accruing at a variable rate of 3.95% as of August 31, 1996;
  secured by $4,000,000 letter of credit                                                           --           4,000,000

Notes payable to  employees  relating to  non-competition  agreements;  interest payable  monthly at 7%;  monthly  payments of $42,000,  and $5,000 until April
  2001 and August 2000 respectively; unsecured--see Note 15                                        --           2,131,515

Note  payable  to a leasing  company,  interest  at 8.59%,  payable  in  monthly installments of $7,606 through September 1999,
  collateralized by equipment.                                                                   339,708          258,058

Note payable to an individual who is related to the Company,
  interest at 10%, payable on demand, uncollateralized.                                          100,000        1,075,000

Other notes payable;  variable interest rates ranging from 6% to 13.8%;  payable in monthly installments based on amortization over the
  respective note lives; maturing from 1996 to 1998                                              156,746          382,323
                                                                                                 -------        ---------

Total debt                                                                                    15,910,925       41,660,424
Less: current maturities                                                                      (4,902,281)      (4,865,038)
                                                                                              ----------       ----------
Total long-term debt                                                                        $ 11,008,644      $36,795,386
                                                                                            ============       ===========


         Annual maturities of long-term debt during each year ending August 31, are as follows:

         1997                                            $ 4,865,038
         1998                                              3,838,955
         1999                                              4,012,912
         2000                                              4,105,293
         2001 and thereafter                              24,838,226
         ----                                             ----------
                                                         $41,660,424
                                                         ===========

     In connection with the acquisition of certain assets and the assumption of certain liabilities of Vinson Supply Company ("Vinson") in 1992, NAPTech delivered a note payable of $3,800,000 to Vinson, redeemable preferred stock of $1,062,690 and $200,000 cash. NAPTech thereafter entered into a settlement agreement with Vinson dated June 13, 1994, in which NAPTech agreed to pay Vinson $3,000,000 cash plus $55,000 for accounts payable to Vinson, and Vinson agreed to cancel the note payable to Vinson of approximately $3,539,000, cancel the 106,269 shares of redeemable preferred stock, and cancel the deferred dividend liability. NAPTech entered into a note payable to a bank in order to fund this settlement with Vinson.

         Based upon the consummation of the aforementioned agreement, in 1995 the Company recognized an extraordinary gain of $490,625 for the early retirement of debt ($3,539,000 note payable) and wrote-off the book value relating to 106,269 shares of NAPTech's redeemable preferred stock and redeemable cumulative preferred stock dividend of $1,062,690 and $245,309, respectively, as a credit to the NAPTech's common stock.

         Certain of the debt agreements contain restrictive covenants which the Company is required to meet including financial ratios and minimum capital levels. As of August 31, 1996, the Company was in compliance with the covenants or had obtained the required waivers.

         The estimated fair value of long-term debt approximated its carrying value, based on borrowing rates currently available to the Company for notes with similar terms and average maturities, as of August 31, 1995 and 1996.

Note 7--Revolving Line Of Credit

         In 1996, the Company entered into a new loan and security agreement with its commercial lenders which allows the Company to borrow up to $70,000,000, depending upon the Company's collateral base (which consists primarily of certain eligible amounts of receivables and inventory), under a revolving line of credit at an interest rate not to exceed 2% over the London Interbank Offering Rate (LIBOR) or .75% over the Prime rate. The index used to determine the interest rate is selected by the Company and the spread over the index is dependent upon certain financial ratios of the Company. The interest rate adjusts quarterly. This replaced the prior year revolving line of credit which allowed the Company to borrow up to $30,000,000 at an interest rate based upon the LIBOR plus 85 to 200 basis points depending upon certain financial ratios of the Company. During 1995 and 1996, the maximum amount outstanding was approximately $29,318,000 and $55,512,000, respectively, and the average amount outstanding was $24,441,000 and $31,752,000, respectively, at weighted average interest rates of 9.79% and 7.04%, respectively. The new agreement expires March 31, 1999. The line of credit is secured by the Company's accounts receivable and inventories.

         In 1996, the Company had a line of credit with a bank for $3,400,000. The line of credit is collateralized by accounts receivable, inventory, and equipment and accrues interest at 2% above the bank's prime rate and expires July 31, 1997. In 1995, the Company had a line of credit with a bank for $2,500,000. The line of credit was collateralized by accounts receivable, inventory, and equipment and accrued interest at 1.6% above the bank's prime rate. On January 27, 1997, the Company terminated this line of credit agreement.

         The lines of credit are also subject to certain restrictive covenants similar to those of the long-term debt. As of August 31, 1996, the Company was in compliance with these covenants or had obtained the required waivers.

Note 8--Income Taxes

         A summary of net deferred taxes is as follows:

                                                            August 31,
                                                     ------------------------
                                                     1995                1996
                                                     ----                ----

Deferred tax assets                               $1,689,755         $4,156,255
Deferred tax liabilities (Net of deferred
 tax liabilities assumed in Word and APP
 acquisitions totaling -0- in 1995 and
 $2,818,541 in 1996)                              (1,674,529)        (1,338,599)
                                                  ----------         ----------
Net deferred taxes                                $   15,226         $2,817,656
                                                  ==========         ==========


The significant components of net deferred taxes are as follows:
                                                                                         August 31,
                                                                                    -------------------
                                                                                    1995           1996
                                                                                    ----           ----
         Assets:
           Tax basis of inventory in excess of book basis                         $  184,200     $  244,800
           Expenses not currently deductible                                         709,173      1,763,073
           Net operating loss carry forward                                          796,382      2,148,382
                                                                                  ----------      ---------
                                                                                  $1,689,755     $4,156,255
                                                                                  ==========     ==========
         Liabilities:
           Excess of financial reporting over tax basis of assets                 $1,338,465     $3,596,438
           Income not currently taxable                                              336,064        560,702
                                                                                  ----------     ----------
                                                                                  $1,674,529     $4,157,140
           Less: Deferred tax liabilities assumed in Word and APP
                    acquisitions                                                       --        (2,818,541)
                                                                                  ----------     ----------
                                                                                  $1,674,529     $1,338,599
                                                                                  ==========     ==========


         Income before provision for income taxes for the years ended August 31 was as follows:

                                     1994             1995               1996
                                     ----             ----               ----
         Domestic                $3,938,691         $1,259,124        $9,526,236
         Foreign                   --                5,267,246            41,734
                                 ----------        -----------        ----------
         Total                   $3,938,691        $ 6,526,370        $9,567,970
                                 ==========        ===========        ==========

         The provision for income taxes for the years ended August 31 was as follows:

                                    1994             1995               1996
                                    ----             ----               ----
         Current                $1,496,273         $1,170,993        $5,736,133
         Deferred                 (211,200)           871,559        (2,802,430)
         State                     209,800            (16,000)          120,000
                                 ---------            -------           -------
         Total                  $1,494,873         $2,026,552        $3,053,703
                                ==========         ==========        ==========

     A reconciliation of Federal statutory and effective income tax rates for the years ended August 31 was as follows:

                                    1994             1995              1996
                                    ----             ----              ----
         Statutory rate             34%                34%               34%
         State taxes provided        5                 --                 1
         Other                      (1)                (3)               (3)
                                    --                 --                --
                                    38%                31%               32%
                                    ==                 ==                ==

         As of August 31, 1996, for Federal income tax return purposes, the Company had approximately $6,100,000 of net operating loss carryforwards available to offset future taxable income of its NAPTech subsidiary, subject to an annual limitation of approximately $500,000. The carryforwards expire beginning in 2008 through 2010.

Note 9--Treasury Stock

     The Company previously had two classes of common stock. The classes had identical rights, preferences and powers except that Class A common stock had certain voting preferences. In connection with the Company's initial public offering, the Company's charter was amended to provide for only one class of common stock; however, holders for at least four consecutive years generally have voting preferences. Also, the amended charter authorizes the Board of Directors to approve the issuance of preferred stock.

         During fiscal 1994, prior to its initial public offering, the Company repurchased 873,875 shares of common stock from one of its stockholders for $4,850,000.

Note 10--Leases

         Capital leases -- The Company leases computers, office equipment and machinery under various non-cancelable lease agreements. Minimum lease rentals have been capitalized and the related assets and obligations recorded utilizing various interest rates. The assets are amortized on the straight-line method over the lease terms and interest expense is accrued on the basis of the outstanding lease obligations.

         Assets acquired under capital leases -- net of accumulated amortization are as follows:
                                                          August 31,
                                                   ------------------------
                                                   1995                1996
                                                   ----                ----

         Transportation equipment              $1,710,270           $    --
         Furniture and fixtures                   899,352             878,236
         Machinery and equipment                   83,994              18,441
                                                ---------              ------
                                                2,693,616             896,677
         Less: accumulated amortization          (595,520)           (245,385)
                                               ----------            --------
                                               $2,098,096           $ 651,292
                                               ==========           =========

         The following is a summary of future obligations under capital leases (present value of future minimum rentals):

         Minimum lease payments:
           1997                                                   $ 75,986
           1998                                                     29,839
           1999                                                     18,591
           ----                                                   --------
         Total minimum lease payments                              124,416
         Less: amount representing interest                        (11,577)
                                                                   -------
                                                                   112,839
         Less: current portion                                     (68,143)
                                                                 ---------
         Long-term obligations under capital leases              $  44,696
                                                                 =========

         Operating leases -- The Company leases certain offices, fabrication shops, warehouse facilities, office equipment and machinery under noncancelable operating lease agreements which expire at various times and which require various minimum rentals. The non-cancelable operating leases which were in effect as of August 31, 1996 require the Company to make the following future minimum lease payments:

         For the year ending August 31:
           1997                                                $1,187,869
           1998                                                   927,145
           1999                                                   517,493
           2000                                                   371,856
           ----                                                ----------
         Total minimum lease payments                          $3,004,363
                                                               ==========

Note 11--Commitments and Contingencies

     As of August 31, 1996, the Company has committed to purchase approximately $4.3 million of additional pipe bending machines for its domestic facilities.

         The Company has posted letters of credit aggregating approximately $4 million as of August 31, 1996 to secure its performance under certain contracts and insurance arrangements, as well as its purchase of a pipe bending machine for one of its domestic facilities.

         For the year ended August 31, 1996, 60% of the Company's labor force was covered by collective bargaining agreements. Of this amount, 93% are covered by collective bargaining agreements which will expire during the Company's next fiscal year. The Company does not expect that the renewal of the agreements will have an adverse impact on the Company's results of operations or financial position.

Note 12--Earnings Per Common Share

         In connection with the initial public offering of 2,500,000 shares of its common stock, the Company's shareholders approved a stock split and recapitalization on December 6, 1993 which caused the number of outstanding shares to increase from 4,567.5 to 5,602,000. For all periods, the share amounts and per share data throughout the financial statements have been adjusted to give effect to the stock split. Earnings per common share is calculated based on the weighted average number of shares outstanding, including dilutive common stock equivalents when material, during the periods adjusted for the effect of the stock split. The weighted average number of shares outstanding for 1994, 1995, and 1996 were 8,053,996, 8,915,977, and 9,757,610 respectively.

Note 13--Major Customers and Export Sales

         For the year ended August 31, 1994, sales to the Company's largest customer totaled $13,100,000, or 10% of sales. For the year ended August 31, 1995, sales to a customer accounting for more than 10% of sales totaled $19,100,000 and comprised 12% of sales. For the year ended August 31, 1996, sales to a customer accounting for more than 10% of sales totaled $27,200,000 and comprised 11% of sales. Because of the nature of the Company's business, the significant customers vary between years.

         For the years ended August 31, 1994, 1995 and 1996, the Company has included as part of its international sales approximately $32,000,000,
$40,000,000, and $74,000,000 respectively, of exports from its domestic facilities.

Note 14--Employee Benefit Plans

         Effective with its initial public offering, the Company adopted a Stock Option Plan (the Plan) under which both qualified and non-qualified options may be granted. In addition, 804,875 shares of common stock are reserved for issuance under the Plan. The Plan is administered by a committee of the Board, which selects persons eligible to receive options and determines the number of shares subject to each option, the vesting schedule, the option price, and the duration of the option. The exercise price of any option granted under the Plan cannot be less than 100% of the fair market value on date of grant and its duration cannot exceed 10 years. Only qualified options have been granted under the Plan.

     In connection with the Company's acquisition of FCI and PSSI during 1994, 5,000 options with an exercise price of $18.00 were issued. The options expire in 2004 and are currently exercisable. In January 1995, the exercise price of these options was amended to $5.875 per share, which was the fair market value of the common stock at the date of such amendment. In addition, in 1994 the Company granted options contingent upon the ability of FCI and PSSI to generate consolidated net income in excess of certain thresholds during the fiscal years ending August 31, 1995, 1996 and 1997. The maximum number of options issuable under this plan is 19,000 per year or 57,000. These options expire in 2004 and have an exercise price equal to the closing price quoted on the last business day of the immediately preceding fiscal year to which the grant of options relate. The minimum threshold for the year ended August 31, 1995 was not met, and therefore, no options were issued for that year. For the year ended August 31, 1996, 9,000 options with an exercise price of $9.59 per share were earned and will be issued in fiscal 1997.

         The following table summarizes the activity in the outstanding stock options of the Company:

                                             Shares
                                       Plan       Acquisitions    Option Price
Outstanding at September 1, 1993        3,585          --     $0.14
Granted                               213,727       5,000     $5.875 - $13.95
Exercised                                --          --        --
                                      -------      ------
Outstanding at August 31, 1994        217,312       5,000     $0.14 - $13.95
Granted                               245,635        --       $5.875 - $27.89
Exercised                                --          --       --
                                      -------      ------
Outstanding at August 31, 1995        462,947       5,000     $0.14 - $6.75
Granted                                21,793      85,000     $17.375 - $27.89
Exercised                             (45,125)         --     $5.875 - $6.75
                                      -------      ------
Outstanding at August 31, 1996        439,615      90,000     $0.14 - $27.89
                                      =======      ======
Exercisable at August 31, 1996         92,365       5,000     $0.14 - $27.89
                                      =======      ======

         During 1994, the Company, excluding NAPTech, adopted a voluntary 401(k) profit sharing plan for substantially all employees who are not subject to collective bargaining agreements. The plan provides for the eligible employee to contribute from 1% to 10% of annual compensation, subject to an annual limit, with the Company matching 50% of the employee's eligible contribution up to 6%. The Company's contribution to this plan during 1994, 1995 and 1996 was approximately $102,000, $220,000, and $285,000 respectively.

         The Company has a qualified, contributory 401(k) savings plan covering all employees of NAPTech who belong to the Certified Metal Trades Journeymen collective bargaining unit. The Company is required to make a contribution of 3% of participants' compensation on an annual basis. The Company made a contribution to the plan of approximately $16,100, $9,000 and $23,900 for the years ended August 31, 1994, 1995 and 1996, respectively.

         The Company has a separate qualified, contributory 401(k) savings plan covering all non-union employees of NAPTech. The Company may, at its discretion, make a matching contribution in an amount determinable by the board of directors. The Company did not make a contribution to the plan in fiscal 1994 and 1995; in fiscal 1996 the Company made a contribution to the plan of approximately $6,600.

         The Company has a defined contribution profit sharing plan covering substantially all employees of APP. The plan allows the Company to make a discretionary contribution to the plan of up to 15% of eligible employee compensation. For the period from the effective date of acquisition through August 31, 1996, the Company accrued $175,000 in contributions to the plan.

Note 15--Related Party Transactions

     During 1994, the Company entered into an employment agreement with the President and Chief Executive Officer (CEO) of the Company. Under terms of the agreement, the President and CEO has agreed to serve in that capacity until December 31, 1996 (subject to an automatic three-year extension) and will receive, among other things, an annual base salary of $500,000, participation in the Company's annual bonus plan as determined by the Compensation Committee of the Board of Directors, and other benefits such as health and life insurance. In the event the President and CEO's employment is terminated due to events as defined in the agreement, the President and CEO will receive a lump-sum payment equal to the full amount payable under the agreement.

     During 1995, the Company entered into several loan agreements with key management some of which were non-interest bearing. The impact of discounting such loans to record interest income was not significant. The balance of these employee loan receivables as of August 31, 1995 and 1996 was $231,900 and $220,191, respectively. These balances are included in other assets.

         As discussed in Note 3, in connection with the Word acquisition, the Company entered into a $625,000 loan agreement with Word Industries Pipe Fabricating, Inc. ("WIPF"). WIPF is owned primarily by certain stockholders of the Company. The loan is due on January 15, 2001 and bears interest at a rate equal to that charged on the Company's revolving line of credit.

     In addition, as of August 31, 1996 the Company has included in its accounts payable approximately $280,000 to WIPF.

         During 1996, in connection with an acquisition, the Company has entered into non-competition agreements with certain employees. Related assets totaling approximately $2.3 million, included in other assets, are being amortized over five years using the straight-line method. The corresponding liabilities are included in long-term debt as further discussed in Note 6.

Note 16--Foreign Currency Transactions

         The Company's wholly-owned subsidiary in Venezuela has net assets of approximately $7,000,000 denominated in Venezuelan Bolivars. In accordance with SFAS 52, the U.S. dollar is used as the functional reporting currency since the Venezuelan economy is defined as highly inflationary. Therefore, the assets and liabilities must be translated into U.S. dollars using a combination of current and historical exchange rates. During 1995, the Venezuelan government fixed the exchange rate for Bolivars, thus there was no change in the exchange rate used to translate these assets and liabilities, and accordingly no gain or loss was recognized in 1995 by this translation. During the year ended August 31, 1995, the Company recognized as part of its sales aggregate exchange gains of approximately $.9 million relating to collections on contracts in progress during the year.

         During 1996, the Venezuelan government lifted all foreign exchange controls. Subsequent to this action, the Bolivar devalued from 170 to 475 to the U.S. dollar. As a result, the Company recorded a translation loss of approximately $864,000 in translating the assets and liabilities into U.S. dollars. The Company also recognized a gain of approximately $818,000 during 1996 related to a Venezuelan Government bond purchased at a fixed exchange rate which was subsequently sold. The earnings from this subsidiary in 1996 were not material to the consolidated results of operations.

Note 17--Subsequent Event

         On December 23, 1996, the Company closed the sale of 2,000,000 shares of its common stock, no par value (the "Common Stock"), in an underwritten public offering at a price of $21.00 per share, less underwriting discounts and commissions. On January 10,1997, the underwriters for such offering exercised an option to purchase an additional 398,000 shares of Common Stock from the Company pursuant to such terms to cover over-allotments. The net proceeds to the Company, less underwriting discounts and commissions and other expenses of the offering, from the issuances of the 2,398,000 shares of Common Stock totaled approximately $47.0 million and will be used to repay outstanding amounts on the Company's line of credit, which has been used generally to provide working capital and fund fixed asset purchases and subsidiary acquisitions.

                                  Exhibit 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference of our report dated May 16, 1997 covering the audited financial statements of The Shaw Group Inc. (Shaw) and subsidiaries included in its Form 8-K dated June 17, 1997 into Shaw's previously filed Registration Statement File No. 333-4570 on Form S-3.

                                    /S/ Arthur Andersen LLP
                                    -----------------------
                                    ARTHUR ANDERSEN LLP



New Orleans, Louisiana
June 17, 1997

                                  Exhibit 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference of our report dated May 16, 1997 covering the audited financial statements of The Shaw Group Inc. (Shaw) and subsidiaries included in its Form 8-K dated June 17, 1997 into Shaw's previously filed Registration Statement File No. 333-4570 on Form S-3.


                                       /s/ Hannis T. Bourgeois & Co., L.L.P.
                                       -------------------------------------
                                       HANNIS T. BOURGEOIS & CO., L.L.P.



Baton Rouge, Louisiana
June 17, 1997